Exhibit (6)(30)

FORM OF
FIXED-INCOME SUB-RESEARCH AGREEMENT

between

FIL INVESTMENT ADVISORS (U.K.) LTD.

and

FIL INVESTMENT ADVISORS

AGREEMENT made this ___ day of _______, 2010, by and between FIL Investment Advisors (U.K.) Ltd., Oakhill House, 130 Tonbridge Road, Hildenborough, England (hereinafter called the "U.K. Sub-Advisor") and FIL Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, Pembroke, Bermuda (hereinafter called the "Foreign Sub-Advisor").

WHEREAS, Strategic Advisers, Inc. (the "Adviser") has entered into various management contracts (each a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest (each a "Trust") on behalf of each of their respective portfolios listed on Schedule A attached hereto, as the same may be amended from time to time (each a "Portfolio"), pursuant to which the Adviser acts as investment manager to each of the Portfolios;

WHEREAS, the Adviser and Fidelity Investments Money Management, Inc., a New Hampshire corporation (hereinafter called the "U.S. Sub-Advisor") have entered into various sub-advisory agreements (each a "Sub-Advisory Agreement") with respect to each of those Trusts and Portfolios listed on Schedule A attached hereto, pursuant which the U.S. Sub-Advisor serves as investment adviser to each of the Portfolios;

WHEREAS, the Foreign Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

WHEREAS, the Foreign Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons (specifically the U.K. Sub-Advisor) may provide and is willing to provide international investment advice and research services to the U.S. Sub-Advisor on behalf of each of the Portfolios listed on Schedule A, and the U.S. Sub-Advisor desires that the Foreign Sub-Advisor provide such international investment advice and research services to the U.S. Sub-Advisor on behalf of such Portfolios under a Master International Fixed-Income Research Agreement;

WHEREAS the U.K. Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout Western Europe and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of the United States and Canada, principally in the United Kingdom and Europe; and

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Foreign Sub-Advisor and the U.K. Sub-Advisor agree as follows:

1. Delegated Duties: The Foreign Sub-Advisor hereby delegates to the U.K. Sub-Advisor and the U.K. Sub-Advisor accepts responsibility for performing such investment advice and research services, particularly with respect to issuers, companies, governments and economic conditions located outside of the U.S. and Canada, principally in the United Kingdom and Europe, in connection with the Foreign Sub-Advisor's duties under the Master International Fixed-Income Research Agreement, as may be requested by the Foreign Sub-Advisor. The services shall be as agreed upon from time to time by the Foreign Sub-Advisor and the U.K. Sub-Advisor. The U.K. Sub-Advisor shall pay the salaries and fees of all personnel of the U.K. Sub-Advisor performing the investment advice and research services for the Portfolios.

(a) Investment Advice and Research Services: If and to the extent requested by the Foreign Sub-Advisor, the U.K. Sub-Advisor shall provide investment advice and research services to the Foreign Sub-Advisor, particularly with respect to issuers, companies, governments and economic conditions outside of the U.S. and Canada (particularly within the United Kingdom and Europe) on behalf of each Portfolio. In connection with providing such investment advice and research services, the U.K. Sub-Advisor shall furnish to the Foreign Sub-Advisor on behalf of each Portfolio such factual information, research reports and investment recommendations as the U.S. Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b) Subsidiaries and Affiliates: The U.K. Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the U.K Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the affected Trust or Trusts to the extent required pursuant to the Investment Company Act of 1940 (the "1940 Act") and rules thereunder.

2. Information to be Provided to the Trusts and the U.S. Sub-Advisor: The U.K. Sub-Advisor shall furnish such reports, evaluations, information or analyses to each Trust, the Advisor, the U.S. Sub-Advisor, and the Foreign Sub-Advisor as the Trusts' Board of Trustees, the Advisor, the U.S. Sub-Advisor or the Foreign Sub-Advisor may reasonably request from time to time, or as the U.K. Sub-Advisor may deem to be desirable.

3. Compensation: For investment advisory and research services provided under subparagraph (a) of paragraph 1 of this Agreement on behalf of each of the Portfolios listed on Schedule A and in full consideration of the services provided hereunder, the Foreign Sub-Advisor agrees to pay the U.K. Sub-Advisor a sub-advisory fee (the "U.K. Sub-Advisory Fee"). The U.K. Sub-Advisory Fee shall be equal to the administrative costs incurred by the U.K. Sub-Advisor in providing investment advice and research services hereunder. The U.K. Sub-Advisory Fee may be reduced to reflect expense reimbursements, fee waivers or aggregate caps, if any, in effect from time to time upon mutual agreement of the Sub-Advisor and the U.K. Sub-Advisor. As further consideration, the Foreign Sub-Advisor shall provide the U.K. Sub-Advisor with access to any and all research produced or acquired by the Foreign Sub-Advisor.

4. Expenses: It is understood that each Portfolio will pay all of its expenses other than those expressly stated to be payable by the U.K. Sub-Advisor hereunder, by the Foreign Sub-Advisor under the Master International Fixed-Income Research Agreement, by the U.S. Sub-Advisor under the Sub-Advisory Agreement, or by the Advisor under the Management Contract with the Portfolio.

5. Interested Persons: It is understood that the Trustees, officers, and shareholders of the Trusts are or may be or become interested in the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the U.K. Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the U.K. Sub-Advisor are or may be or become similarly interested in the Trusts, and that the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the U.K. Sub-Advisor may be or become interested in the Trusts as a shareholder or otherwise.

6. Services to Other Companies or Accounts: The Services of the U.K. Sub-Advisor to the Foreign Sub-Advisor are not to be deemed to be exclusive, the U.K. Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the U.K. Sub-Advisor's ability to meet all of its obligations hereunder. The U.K. Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the Trusts.

Nothing in this Agreement will constitute a partnership between the Advisor, the U.S. Sub-Advisor, the U.K. Sub-Advisor, the Foreign Sub-Advisor and the Trusts. The U.K. Sub-Advisor shall furnish services as an independent contractor and nothing in this Agreement makes the U.K. Sub-Advisor an employee or agent of the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the Trusts and the U.K. Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds of the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor and the Trusts, or otherwise to bind the Advisor's and the Trusts' assets under management.

The U.K. Sub-Advisor has no power or authority to act for, represent, or bind the Advisor, the U.S. Sub-Advisor, the Foreign Sub-Advisor or the Trusts or any company affiliated with any of them.

7. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the U.K. Sub-Advisor, the U.K. Sub-Advisor shall not be subject to liability to the Foreign Sub-Advisor, the Advisor, the U.S. Sub-Advisor, the Trusts or to any shareholder of the Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. The U.K. Sub-Advisor shall not have responsibility for the acts or omissions of the Advisor or U.S. Sub-Advisor.

8. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 8, this Agreement shall continue in force until September 30, 20__ for each Portfolio listed on Schedule A attached hereto and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the affected Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified by mutual consent of the Advisor, the U.S. Sub-Advisor, the U.K. Sub-Advisor, the Foreign Sub-Advisor and the affected Trust(s) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 8, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the affected Trust(s) who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) The U.S. Sub-Advisor or the Foreign Sub-Advisor may, at any time and upon written notice to the other parties to this Agreement and the Board of Trustees of the affected Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. The Foreign Sub-Advisor or the U.K. Sub-Advisor may at any time upon sixty (60) days' prior written notice to the U.S. Sub-Advisor terminate this Agreement without payment of any penalty. A Trust may at any time on sixty (60) days' prior written notice to the parties to this Agreement, terminate this Agreement in respect of such Trust or a Portfolio, without payment of any penalty, by action of the Board of Trustees of the affected Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment or in the event that the Master International Fixed-Income Research Agreement is terminated.

9. Limitation of Liability: The U.K. Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trusts and agrees that any obligations of any Trust or Portfolio arising in connection with this Agreement shall be limited in all cases to the Trust or a Portfolio and its assets, and the U.K. Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust or Portfolio. Nor shall the U.K. Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee of any Trust.

10. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

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